Exhibit 99.(a)(1)(iii)
OFFER BY

HIGH INCOME SECURITIES FUND

TO PURCHASE FOR CASH
UP TO 10,675,000 OF THE FUND’S ISSUED AND OUTSTANDING
COMMON SHARES OF BENEFICIAL INTEREST

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 9, 2024 OR SUCH LATER DATE TO WHICH THE OFFER IS EXTENDED (THE “TERMINATION DATE”).

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, AND IN THE EVENT THAT THE OFFER IS OVERSUBSCRIBED, THE BOARD OF TRUSTEES, IN ITS SOLE DISCRETION, MAY (I) PURCHASE ALL OF THE SHARES TENDERED, INCLUDING SHARES IN EXCESS OF THE LIMITATION, BY AMENDING OR EXTENDING THE OFFER OR (II) PURCHASE SHARES PRO RATA AMONG TENDERING SHAREHOLDERS IN PROPORTION TO THE NUMBER OF SHARES TENDERED TO THE FUND BY EACH SUCH SHAREHOLDER.

November 8, 2024

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of High Income Securities Fund (the “Fund”), a Massachusetts business trust registered under the Investment Company Act of 1940, as a closed-end, diversified management investment company, to purchase up to 10,675,000 of the Fund’s outstanding common shares of beneficial interest, without par value (the “Shares”), upon the terms and conditions set forth in its Offer to Purchase dated November 8, 2024 and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98% of the per Share net asset value as determined by the Fund at the close of regular trading on the New York Stock Exchange on December 9, 2024, or such later date to which the Offer is extended.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Shareholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 7, Stock Transfer Taxes, of the Letter of Transmittal.

HOWEVER, BACKUP WITHHOLDING AT A 24% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED.  SEE SECTION 8, FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER, OF THE OFFER TO PURCHASE AND INSTRUCTION 12, BACKUP WITHHOLDING, OF THE LETTER OF TRANSMITTAL.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	A letter to Shareholders of the Fund from Phillip Goldstein, Chairman of the Fund;

2.	The Offer to Purchase dated November 8, 2024;

3.	The Letter of Transmittal for your use and to be provided to your clients; and

4.	A form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

NONE OF THE FUND, ITS BOARD OF DIRECTORS AND THE INVESTMENT ADVISER TO THE FUND MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES.

For additional information or copies of the enclosed material, please contact InvestorCom (the Information Agent) toll free at (877) 972-0090.

Very truly yours,

HIGH INCOME SECURITIES FUND

By:   /s/ Phillip Goldstein
Name:  Phillip Goldstein
Title: Chairman

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.